As filed with the Securities and Exchange Commission on May 8, 2025
Registration No. 333‑273803
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 3
To
Form S‑3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Peakstone Realty Trust
PKST OP, L.P.
(Exact name of registrant as specified in its charter)
Maryland (Peakstone Realty Trust) Delaware (PKST OP, L.P.)	46‑4654479 (Peakstone Realty Trust) 26‑3335688 (PKST OP, L.P.)
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1520 E. Grand Avenue
El Segundo, California 90245
(310) 606‑3200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Michael. J. Escalante
Chief Executive Officer and President
1520 E. Grand Avenue
El Segundo, California 90245
(310) 606‑3200
(Address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Julian T.H. Kleindorfer, Esq.
Lewis W. Kneib, Esq.
Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071
(213) 485‑1234

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post‑effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post‑effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post‑effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.
Peakstone Realty Trust
Large accelerated filer ☐	Accelerated filer ☒
Non‑accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
PKST OP, L.P. ☐
Large accelerated filer ☐	Accelerated filer ☐
Non‑accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Post-Effective Amendment No. 1 to the Registration Statement on Form S-3ASR (File No. 333-273803 and 333-273803-01) (“Post-Effective Amendment No. 1”) of Peakstone Realty Trust (the “Company”) and PKST OP, L.P. (the “operating partnership”), was filed because the Company expected it would no longer be a “well-known seasoned issuer” (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) when it filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Accordingly, the Company and the operating partnership filed Post-Effective Amendment No. 1 for the purpose of including disclosure required for a registrant other than a well-known seasoned issuer, identifying the securities being registered, registering a specific amount of securities and paying the associated filing fee.
Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (File No. 333-273803 and 333-273803-01) (the “Registration Statement”) was filed using EDGAR submission type POS AM in order to convert the Registration Statement to the proper EDGAR submission type for a non-automatic shelf registration statement.
This Post-Effective Amendment No. 3 to the Registration Statement (“Post-Effective Amendment No. 3”) is being filed as an exhibits only filing to file updated Exhibits 23.4 and 23.5. Accordingly, this Post-Effective Amendment No. 3 consists only of the facing page, this explanatory note, Item 16(a) of Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 16. Exhibits
Exhibit Number	Description
1.1*	Form of Underwriting Agreement.
1.2	ATM Equity Offering Sales Agreement, dated August 8, 2023 (incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed on August 9, 2023)
3.1	Declaration of Trust of Peakstone Realty Trust (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8‑K filed on January 20, 2023).
3.2	Articles of Amendment to Declaration of Trust of Peakstone Realty Trust (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8‑K filed on March 10, 2023)
3.3	Articles of Amendment to Declaration of Trust of Peakstone Realty Trust (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8‑K filed on April 17, 2023)
3.4	Second Amended and Restated Bylaws of Peakstone Realty Trust (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8‑K filed on March 20, 2023).
3.5	Eighth Amended and Restated Limited Partnership Agreement of PKST OP, L.P. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8‑K filed on April 17, 2023).
4.1*	Form of Specimen Certificate Evidencing Preferred Shares.
4.2
Form of Indenture, among PKST OP, L.P., as issuer, Peakstone Realty Trust, as guarantor, and U.S. Bank Trust Company, National Association, as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-3ASR (Reg. No. 333-273803)).

4.3
Form of Indenture, between Peakstone Realty Trust, as issuer, and U.S. Bank Trust Company, National Association, as trustee (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-3ASR (Reg. No. 333-273803)).

4.4*	Form of Debt Security.
4.5*	Form of Deposit Agreement.
4.6*	Form of Warrant.
4.7*	Form of Warrant Agreement.
4.8*	Form of Purchase Contract Agreement.
4.9*	Form of Unit Agreement.
5.1	Opinion of Venable LLP (incorporated by reference to Exhibit 5.1 to the Company’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-3ASR (Reg. No. 333-273803)).
5.2	Opinion of Latham & Watkins LLP (incorporated by reference to Exhibit 5.2 to the Company’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-3ASR (Reg. No. 333-273803)).
8.1
Opinion of Hogan Lovells US LLP with respect to tax matters (incorporated by reference to Exhibit 8.1 to the Company’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-3ASR (Reg. No. 333-273803)).

22.1	Subsidiary Guarantors and Issuers of Guaranteed Securities (incorporated by reference to Exhibit 22.1 to the Company’s Registration Statement on Form S-3ASR (Reg. No. 333-273803)).
23.1	Consent of Venable LLP (included in Exhibit 5.1).
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.2).
23.3	Consent of Hogan Lovells US LLP (included in Exhibit 8.1).
23.4	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.5	Consent of Ernst & Young LLP, independent auditors.
II-1

24.1	Powers of Attorney (incorporated by reference to Exhibit 24.1 to the Company’s Registration Statement on Form S-3ASR (Reg. No. 333-273803)).
24.2	Power of Attorney for Jeffrey Friedman (incorporated by reference to Exhibit 24.1 to the Company’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-3ASR (Reg. No. 333-273803)).
25.1+	Statement of Eligibility on Form T‑1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank Trust Company, National Association, as trustee under the indenture filed as Exhibit 4.2 above.
25.2+	Statement of Eligibility on Form T‑1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank Trust Company, National Association, as trustee under the indenture filed as Exhibit 4.3 above.
107	Calculation of Filing Fee Table (incorporated by reference to Exhibit 107 to the Company’s Post-Effective Amendment No. 1 to the Registration Statement on Form S-3ASR (Reg. No. 333-273803)).

*	To be filed by amendment or incorporated by reference in connection with the offering of the securities.
+	Previously filed.
II-2

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑3 and has duly caused this Post-Effective Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, California, on May 8, 2025.
PEAKSTONE REALTY TRUST

By:	/s/ Michael J. Escalante
	Name:	Michael J. Escalante
	Title:	Chief Executive Officer and President
PKST OP, L.P.

By:	Peakstone Realty Trust, its General Partner

By:	/s/ Michael J. Escalante
	Name:	Michael J. Escalante
	Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Michael J. Escalante	Chief Executive Officer, President and Trustee (Principal Executive Officer)	May 8, 2025
Michael J. Escalante

/s/ Javier F. Bitar	Chief Financial Officer and Treasurer (Principal Financial Officer)	May 8, 2025
Javier F. Bitar

/s/ Qiyan Mai	Chief Accounting Officer (Principal Accounting Officer)	May 8, 2025
Qiyan Mai

*	Trustee	May 8, 2025
Carrie DeWees

*	Trustee	May 8, 2025
Jeffrey Friedman

*	Trustee	May 8, 2025
Samuel Tang

*	Trustee	May 8, 2025
Casey Wold

* By:	/s/ Michael J. Escalante
Michael J. Escalante, Attorney in fact